UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Kodiak Oil & Gas Corp.
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On July 31, 2014, Kodiak Oil & Gas Corp. held an investor conference call relating to its financial and operating results for the quarter ended June 30, 2014.  The following is a transcript of that call.

KOG 2Q2014 CONFERENCE CALL SCRIPT

“Good morning, I am Ed and I will be your conference facilitator today.  I would like to welcome everyone to the Kodiak Oil & Gas Corp. second quarter ended June 30, 2014 financial and operating results conference call.  All lines have been placed on mute to prevent any background noise.

FORWARD LOOKING STATEMENTS

Please be advised that our remarks today include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those currently anticipated.  Those risks include, among others, matters that we have described in our financial and operating results news release issued yesterday and in our filings with the Securities and Exchange Commission.  We disclaim any obligation to update these forward-looking statements. While the company believes these forward-looking statements are reasonable they are subject to factors such as commodity prices, competition, technology and environmental and regulatory compliance. Our drilling schedules, capital plans and other factors may cause our results to differ materially.

I would now like to turn the call over to Lynn Peterson, Kodiak’s Chairman and CEO.

LYNN PETERSON

•                  Thank you and good morning to everyone and welcome to our second quarter earnings call.  I am joined for this morning’s call by Jimmy Henderson our Chief Financial Officer and other members of our management team.

•                  Please reference the news release and our filing on Form 10-Q, both of which were made available last evening, for further details and full disclosure of the topics we are discussing today.

•                  Our announced combination with Whiting is moving ahead in an orderly manner and we expect the transaction to close in the fourth quarter of this year.  We remain very pleased with the combination and believe it will benefit all of our shareholders.

•                  Although this transaction will bring change to our staff the entire Kodiak team remains focused on maintaining the positive operational momentum we experienced in the second quarter.  I commend and thank our entire staff on their dedication to their everyday job as well as to the extra work that is required as we concurrently work toward closing the Whiting transaction.

•                  As a result of the announced combination we will not be taking Q & A this morning but as always we make ourselves available to all of our stakeholders.

•                  Kodiak is pleased to report strong production growth during the second quarter.  The Company reported production of 38,300 barrels of oil equivalent, representing a 12% increase in average production versus the first quarter of 2014.

•                  I’m pleased to report that we made great strides during the second quarter increasing the percentage of our produced gas that is captured and sold.We are currently capturing approximatley70 to 75% of our produced gas and we expect continued improvement in this measure throughout the year as one of our largest midstream partners places additional compression online later this summer.

•                  With these efforts we expect to meet all gas capturing requirements laid out by regulatory agencies by year end.

•                  On the drilling side we continue drilling on our Polar 2.0 Pilot downspacing program that is testing 650 feet spacing between well bores.

Completion efforts have commenced on one of the pads and will continue until all wells are stimulated.

•                  We continue to feel good about the results we are seeing but want to remind people that more data is still needed.  However, maximizing NPV per DSU has always been a key goal of the pilot programs and the data received to date shows we are meeting our objectives.

•                  We are mobilizing our first Unit Corp Boss rig into the Basin.  We are currently operating five drilling rigs and will be back to six in the coming days and should be back up to our seven rig level by the early fourth quarter when we get the second Boss rig mobilized.

•                  Let me now turn it over to Jimmy Henderson to discuss some of our financial results.

Jimmy Henderson

•                  Thanks Lynn and good morning to everyone.

•                  Kodiak continues to be an oily story as crude oil accounted for approximately 93% of revenues recorded in the period.

•                  Last evening we reported fully diluted GAAP EPS of $0.08 for the quarter ended June 30, 2014.  We also reported Adjusted EBITDA of $197 million for the second quarter driven by oil and gas sales of $300 million, which represents 73% growth over the year-ago period of $173 million.

•                  During the second quarter of 2014 we continued to see robust oil price realizations with our average oil price, before effects of hedging, of $91.72 per barrel.  The average differential in the quarter was about $11.64 per barrel as compared to WTI.  This continues to drive solid economics from our drilling program with cash margins around $63 per BOE.

•                  In the first and second quarters of 2014, we have seen a trend toward higher LOE costs with the average for the first half of about $8.40 per BOE.

•                  We have experienced an upward trend as our asset base has grown and we have a higher percentage of older wells.  As production declines on these wells, we continue to incur fixed costs which increases the overall LOE on a per unit basis.  We have also continued to see higher expenses coming out of the winter including incremental costs to prepare our operations for future cold temperature operations.

•                  Lastly, we have incurred costs to replace pumps with down hole pumps that we believe are more effective.  This effort has improved production rates so we will continue to change out additional wells.

•                  With that said we believe that LOE should moderate and should trend flat to downward as we move through the second half of 2014.

•                  With that, let me turn this back to Lynn.

LYNN PETERSON

•                  Thanks Jimmy.  I know this call is much shorter than previous quarterly call and I hope you all understand.  The entire Kodiak staff continues to work hard for our shareholders during this period of change.  Again I can’t express my appreciation for the effort being given during this time.

•                  With that we want to thank our listeners for joining us on the call.  If you have any questions, please feel free to contact us directly after the call.  This concludes our call.

Important Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of a vote or proxy. The proposed Arrangement anticipates that the shares of Whiting Petroleum Corporation (“Whiting”) to be issued pursuant to the Acquisition will be exempt from registration under the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(10) of the Securities Act. Consequently, the Whiting shares will not be registered under the Securities Act or any state securities laws. In connection with the proposed Arrangement, Whiting and Kodiak intend to file relevant materials with the Securities and Exchange Commission (“SEC”) and other governmental or regulatory authorities, including a joint proxy statement and circular. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT AND CIRCULAR AND ANY OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WHITING, KODIAK AND THE PROPOSED ARRANGEMENT. The joint proxy statement and circular and certain other relevant materials (when they become available) and other documents filed by Whiting or Kodiak with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain copies of these documents (when they become available) free of charge by written request to Whiting Investor Relations, 1700 Broadway, Suite 2300, Denver, CO 80290-2300 or calling (303) 390-4051 or by written request to Kodiak Investor Relations, 1625 Broadway, Suite 250, Denver, CO 80202 or calling (303) 592-8030.

Participants in the Solicitation

Kodiak, Whiting and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies in connection with the proposed Arrangement. Information about the executive officers and directors of Kodiak and the number of Kodiak’s common shares beneficially owned by such persons is set forth in the proxy statement for Kodiak’s 2014 Annual Meeting of Shareholders which was filed with the SEC on May 9, 2014, and Kodiak’s Annual Report on Form 10-K for the period ended December 31, 2013. Information about the executive officers and directors of Whiting and the number of shares of Whiting’s common stock beneficially owned by such persons is set forth in the proxy statement for Whiting’s 2014 Annual Meeting of Stockholders which was filed with the SEC on March 23, 2014, and Whiting’s Annual Report on Form 10-K

for the period ended December 31, 2013. Investors may obtain additional information regarding the direct and indirect interests of Kodiak, Whiting and their respective executive officers and directors in the Arrangement by reading the joint proxy statement and circular regarding the Arrangement when it becomes available.